ARTICLES OF INCORPORATION
                                      OF
                      GLOBAL INTERNET COMMUNICATIONS INC.
                                   * * * * *
                                     FIRST
         The name of the corporation is GLOBAL INTERNET COMMUNICATIONS
                                      INC.
                                    SECOND
         Its principal office in the state of Nevada is located at 6100
         Neil Road, Suite 500, Reno, Nevada 89511. The name and address of its resident agent is The Corporation Trust Company of
             Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.
                                     THIRD
        The purpose or purposes for which the corporation is organized:
           To engage in and carry on any lawful business activity or
              trade, and any activities necessary, convenient, or
            desirable to accomplish such purposes, not forbidden by
                   law or by these articles of incorporation.
                                    FOURTH
            The amount of the total authorized capital stock of the
           corporation is Fifty Dollars ($500.00) consisting of Five
        Million (50,000,000) shares of common stock of the par value of
                                 $0.00001 each.
                                     FIFTH
           The governing board of this corporation shall be known as
        directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.
          The names and addresses of the first board of directors are:


NAME                                                 POST-OFFICE ADDRESS
Rory O'Byrne                                         120-50 Songhees Road
                                                     Victoria, BC  V9A 7J4
                                                     Canada



          The number of members of the Board of Directors shall not be less than one nor more than thirteen.
                                     SIXTH
         The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to
                assessment to pay the debts of the corporation.
                                    SEVENTH
        The name and addresses of each of the incorporators signing the
                   Articles of Incorporation are as follows:

NAME                                                 POST-OFFICE ADDRESS
Rory O'Byrne                                         #120- 50 Songhees Road
                                                     Victoria, British Columbia
                                                     Canada, V9A 7J4




                                    EIGHTH
                The corporation is to have perpetual existence.
                                     NINTH
        In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
         Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.
          To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.
           By resolution passed by a majority of the whole board, to
        designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.
         When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and
         authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.
                                     TENTH
        Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes)
         outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.
                                   ELEVENTH
         This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the
            Articles of Incorporation, and all rights conferred upon
          stockholders herein are granted subject to this reservation.
                                    TWELFTH
            The corporation shall indemnify its officers, directors,
        employees and agents to the full extent permitted by the laws of the State of Nevada.
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         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for purpose of forming a corporation pursuant to the General
         Corporation Law of the State of Nevada, do make and file these
        Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of February, 2003.

                                                          Rory O'Byrne



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